Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement Amendment No. 2 of Middlefield Banc Corp. on Form S-4 of our report dated February 25, 2016, on Liberty Bank, N.A.’s consolidated statements of financial condition as of December 31, 2015 and 2014 and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the two years in the period ended December 31, 2015 and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this registration statement.

/s/ Maloney + Novotny LLC

Cleveland, Ohio

November 22, 2016